Free Writing Prospectus filed pursuant to Rule 433
Preliminary Prospectus Supplement dated May 7, 2024
To Prospectus dated November 3, 2023
Registration Statement File No. 333-275303
Offering of
$750,000,000 5.900% Senior Notes due 2027
$500,000,000 6.000% Senior Notes due 2029
$500,000,000 6.200% Senior Notes due 2034
(the “Offering”)
May 7, 2024
Pricing Term Sheet
The information in this pricing term sheet relates to the Offering and should be read together with the preliminary prospectus supplement dated May 7, 2024 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein, and the accompanying base prospectus dated November 3, 2023, filed pursuant to Rule 424(b) under the Securities Act of 1933 (Registration Statement File No. 333-275303). The information in this pricing term sheet supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. Otherwise, this Pricing Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

Issuer:	Las Vegas Sands Corp. (NYSE: LVS)

Offering Format:	SEC Registered

Title of Security:	5.900% Senior Notes due 2027 6.000% Senior Notes due 2029 6.200% Senior Notes due 2034

Principal Amount:	2027 Notes: $750,000,000 2029 Notes: $500,000,000 2034 Notes: $500,000,000

Maturity Date:	2027 Notes: June 1, 2027 2029 Notes: August 15, 2029 2034 Notes: August 15, 2034

Coupon:	2027 Notes: 5.900%, accruing from May 16, 2024 2029 Notes: 6.000%, accruing from May 16, 2024 2034 Notes: 6.200%, accruing from May 16, 2024

Price to Public:	2027 Notes: 99.870% of face amount 2029 Notes: 99.853% of face amount 2034 Notes: 99.869% of face amount

Benchmark Treasury:	2027 Notes: 4.500% UST due April 15, 2027 2029 Notes: 4.625% UST due April 30, 2029 2034 Notes: 4.000% UST due February 15, 2034

Benchmark Treasury Price and Yield:	2027 Notes: 99-19 ¼; 4.646% 2029 Notes: 100-21; 4.476% 2034 Notes: 96-11+; 4.463%

Spread to Benchmark Treasury:	2027 Notes: +130 basis points 2029 Notes: +155 basis points 2034 Notes: +175 basis points

Yield to Maturity:	2027 Notes: 5.946% 2029 Notes: 6.026% 2034 Notes: 6.213%

Interest Payment Dates:	2027 Notes: December 1 and June 1, commencing December 1, 2024 2029 Notes: February 15 and August 15, commencing February 15, 2025 2034 Notes: February 15 and August 15, commencing February 15, 2025

Regular Record Dates:	2027 Notes: November 16 and May 17 2029 Notes: January 31 and July 31 2034 Notes: January 31 and July 31

Par Call Date:	2027 Notes: On or after May 1, 2027 2029 Notes: On or after July 15, 2029 2034 Notes: On or after May 15, 2034

Make-Whole Call:	2027 Notes: T+20 basis points (prior to May 1, 2027) 2029 Notes: T+25 basis points (prior to July 15, 2029) 2034 Notes: T+30 basis points (prior to May 15, 2034)

Offer to Repurchase Upon Change of Control Triggering Event:	101% of principal amount, plus accrued and unpaid interest to but excluding the repurchase date

Trade Date:	May 7, 2024

Settlement Date:	May 16, 2024 (T+7)

CUSIP:	2027 Notes: 517834 AJ6 2029 Notes: 517834 AK3 2034 Notes: 517834 AL1

ISIN:	2027 Notes: US517834AJ61 2029 Notes: US517834AK35 2034 Notes: US517834AL18

Denominations/Multiple:	$2,000 and integral multiples of $1,000 in excess thereof

Expected Ratings*:	Moody’s: Baa3 (Stable); S&P: BB+ (Stable); Fitch: BBB- (Stable)

Joint Book-Running Managers:	Barclays Capital Inc. BofA Securities, Inc. Goldman Sachs & Co. LLC BNP Paribas Securities Corp. Morgan Stanley & Co. LLC Scotia Capital (USA) Inc. SMBC Nikko Securities America, Inc.
*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
This communication is intended for the sole use of the person to whom it is provided by the sender.
The issuer has filed a registration statement (including the Preliminary Prospectus Supplement and the accompanying prospectus) with the Securities and Exchange Commission (the “SEC”) for the Offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus Supplement and the accompanying prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and the Offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the Offering will arrange to send you the Prospectus Supplement and the accompanying prospectus if you request it by calling Barclays Capital Inc. at (888) 603-5847 (toll free), BofA Securities, Inc. at (800) 294-1322 (toll free) or Goldman Sachs & Co. LLC at (866) 471-2526 (toll free).
It is expected that delivery of the Notes will be made against payment therefor on or about May 16, 2024, which is the seventh business day following the date hereof (such settlement cycle being referred to as “T+7”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to May 16, 2024, will be required, by virtue of the fact that the Notes will initially settle in T+7, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes during such period should consult their own advisors.
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.
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